STOCK PURCHASE AGREEMENT

          THIS AGREEMENT is made and entered into this June 24, 1997,

By and between:

Detection Systems, Inc., a company registered under the laws of New York, United States of America, having its headquarters at 130, Perinton Parkway, Fairport, N.Y 14450 United States of America, represented by its Officer, Mr. Lawrence R. Tracy (hereinafter "the Buyer"), on the one hand,

And:

Essonne Electronique, a French SOCIETE ANONYME, having its registered address at Zone Industrielle Ferrieres - 45210 Ferri*res, with registered capital of 1,000,000 French francs, and registered at the Register of Commerce and Companies of Montargis under the number B 969 203 462, represented by its President Directeur General, Mr. Claude Dauphin, (hereinafter the "Seller"), on the other hand.

WHEREAS, the Seller is the owner of fourteen thousand nine hundred and twenty eight (14,928) shares out of fifteen thousand (15,000) shares of SERIEE SA, a French SOCIETE ANONYME having its registered office at 9, rue Marceau, 93310 Le Pre Saint Gervais, with registered capital of 1,500,000 French francs, and registered at the Register of Commerce and Companies of Bobigny under the number B 400 608 717 (hereinafter the "Compnay"). As of the date of this Agreement, the Company has issued fifteen thousand (15,000) shares, of which seventy two shares are not the subject of this Agreement.

As of the date of this Agreement, the owners of the shares of the Company are:

                 ESSONNE ELECTRONIQUE : 14,928 shares
                 MR. DANIEL SOUILLARD:      30 shares
                 MR. JACK MAGORD:           42 shares

                 TOTAL:                 15,000 shares

The Seller' shares are hereinafter referred to as the "Shares". The Seller wishes to sell and the Buyer agrees to buy all of the Shares subject to the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, THE PARTIES HERETO AGREE AS FOLLOWS:

                            ARTICLE 1
                    PURCHASE AND SALE OF SHARES

          1.1. SHARES TO BE SOLD. At the Closing (as hereinafter defined) the Seller shall sell and transfer all the Shares to Buyer, and Buyer shall purchase and accept them from Seller.

          1.2 PURCHASE PRICE - PAYMENT. Subject to adjustment as provided below, the aggregate purchase price for the Shares is three million four hundred ninety two thousand and eight hundred francs (FF 3,492,800). The purchase price shall be payable in thirty four thousand one hundred and forty one (34,141) shares of common stock of Detection Systems, Inc. ("DSI Stock"), valued for purposes of this transaction, at the average of the last five trading days prior to Closing Date, to be converted into French francs, using the currency exchange rate published in The Wall Street Journal of the day before Closing Date.

          The certificates of the DSI Stock shall be sent by the Buyer to the Seller by air courier within eight days from the Closing Date.

          Sales and other dispositions of, and encumbrances upon, the DSI Stock shall be restricted for at least sixty days after Closing or longer if required by applicable U.S. securities laws and regulations. The Seller expressly declares and warrants that he will not sell more than three thousand (3,000) shares of DSI Stock during any given trading day.

          The Seller has provided the Buyer with an unaudited balance sheet of the Company as of May 31, 1997, a copy of which is attached in Schedule 1, (the "May Balance Sheet"), which according to Seller was prepared in accordance with generally accepted accounting principles and in a manner consistent with the Company's consolidated balance sheet for the twelve months period ending on December 31, 1996 (also provided by Seller and a copy of which is attached in Schedule 1).

          To the extent that the total current assets (as stated on line DL of the French accounting form 2051) of the May Balance sheet is less than one million five hundred thousand francs (FF. 1,500,000), the purchase price shall be decreased accordingly one franc of reduction per franc of such difference.

          This adjustment will be finalized as soon as practicable after Closing based upon the May Balance Sheet audited by the Buyer's appointed auditors and in no case later than September 30, 1997.

          From the date of remittance of the certificates of the DSI Stock until October 31, 1997, the Seller expressly undertakes not to sell any DSI Stock in a total amount exceeding FF. 1,500,000, so as to enable the parties hereto to settle any claim in the event the total current assets less the total current liabilities of the then audited

May Balance Sheet would be inferior to FF. 1,500,000, by means of a restitution by the Seller to the Buyer of the relevant number of DSI Stock corresponding to the reduction amount of the total current assets. The currency exchange rate used by the parties hereto shall be the rate published in The Wall Street Journal on the day before restitution of the portion of the DSI Stock.

     1.3. CLOSING. The Closing (the "Closing") shall take place on the date hereof at the offices of Kahn & Associes, 9 rue Anatole de la Forge, 75017 Paris, France.

     1.4. DELIVERIES BY SELLER. At the Closing, Seller shall deliver the following to the Buyer:

          (a) Transfer deed of Shares (the "Ordre de mouvement") signed by the Seller;

          (b) The minutes of the meeting of the Board of Directors of the Company approving this Agreement and other actions the Buyer may reasonably request,

          (c) The Manufacturing Agreement between the Company and Esselec, under which Esselec commits to continue to subcontract the Seriee line of owned products during a minimum twenty four month period from Closing Date, extendible at Seriee<O~>s request, to the life of the products, at terms which shall in no case be inferior for Seriee than those practised today. Such agreement must provide that Esselec is to be considered by Seriee as a preferrential sub-contractor for new products developed by Seriee, if such products are not subcontracted to a factory of the Buyer's group. However, such preferrential treatment for new products shall not be exclusive, which means that Seriee may subcontract part of such activity to one or several other subcontractors. Also, Seriee may decide to exclude Esselec from such subcontracting if the price, quality or delivery terms offered by other subcontractors are better for Seriee. Esselec commits to continue to hold the AFNOR certification applicable to Esselec manufacturing process, and to maintain such certification during the duration of the subcontracting agreement.

          (d) The resignation, effective as of the Closing Date of Mr Claude Dauphin from his positions with the Company (including as a consultant, if applicable), with the only payment done to him being his remuneration (according to previous practice) to be paid up to Closing Date.

          (e) The resignation, effective as of June 28, 1997 of all directors of the Company, without any payment nor indemnity.

          (f) The letter of termination of the Service Agreement, the Technical Agreement as well as any agreement entered into between the Company and Essonne Electronique prior to the Date of Closing; such letter of termination
                                      3
      shall be duly accepted and signed by the Company and Essonne Electronique. The termination of all such agreements shall be effective on the Closing Date.

          1.5. DELIVERIES BY THE BUYER. (a) Within 48 hours from the Closing Date, the Buyer shall deliver to Seller copy of the certificates for the 34,141 DSI Stock (b) within 3 business days from the Closing Date, the Buyer shall deliver to Seller a check of FF. 200,000 to enable the Company to reimburse the amount owed by the Company to Essonne Electronique ("compte courant"), which is of a total amount of FF 635,200. The balance, I.E; FF 435,200 shall be paid by the Company to Essonne Electronique within sixty days from Closing.

          The certificates of the DSI Stock shall be sent by the Buyer to the Seller by air courier within eight days from the Closing Date.


                              ARTICLE 2
                 REPRESENTATIONS AND WARRANTIES OF SELLER

          The Seller hereby makes the representations and warranties set forth in this Article 2. For the purposes hereof, "knowledge of Seller" shall includes matters known to the Seller or the Company. When reference is made to any event, change or effect having a Material Adverse Effect, this reference shall mean that this event, change or effect materially harms the business, operations, prospects, assets (including intangible assets), liability (including contingent liabilities), financial situation or operation profits of the Company.

          2.1. CORPORATE ORGANIZATION. The Company is a SOCIETE ANONYME duly organized and validly existing under French law. It has the corporate power and authority to own or lease its properties and to carry on its business in the manner in which it is currently conducted. The Company does not, directly or indirectly, have any equity interest or other property interest in any company, joint venture, partnership, association or other entity. Complete and correct copies of the certificate of incorporation and by-laws (the "Constitutive Documents") are attached as
Schedule 2. The Company has not stopped making payments, declared a moratorium on payments of its debts, is not in bankruptcy or reorganization or liquidation, has not entered into an assignment for the benefit of its creditors and has not become subject to any reorganization procedure.

          2.2. AUTHORIZATION. The Seller has the requisite capacity to enter into this Agreement and the other agreements to be executed and delivered by the Seller pursuant hereto (the "Additional Seller's Documents") and to carry out the transactions contemplated hereby and thereby. When fully executed and delivered, this Agreement and each of the Additional Seller's Documents will constitute the valid and binding agreements of the Seller, enforceable against the Seller in accordance with their respective terms.

          2.3. CAPITALIZATION. As of the date of this Agreement, the capital of the Company is as set forth in the preamble to this Agreement. All the shares have been validly issued and are fully paid, nonassessable and free of any lien, preemptive rights or other restrictions with respect thereto. The Shares are held by the Seller as set out in the table in the preamble to this Agreement. There is no agreement or commitment which could result in the Company having to purchase, amortize, issue or transfer the Shares of the Company in any manner whatsoever.

          2.4. OWNERSHIP OF SHARES. On the date of Closing, the Buyer will acquire all rights to the shares free of all Liens.

          2.5. CONSENTS AND APPROVALS; NON-CONTRAVENTION. Neither the execution, delivery or performance of this Agreement or of any related documents, nor the consummation by Seller of the transactions contemplated hereby or thereby, nor compliance by Seller with any of the provisions hereof or thereof:

          (a) violates any provision of the Constitutive Documents,

          (b) requires on the part of the Seller any filing with, or permit, authorization, consent or approval of, any court, trustee in bankruptcy ("administrateur judiciaire"), administrative or other authority (a "Governmental Entity"),

          (c) require, in accordance with the terms of any contract, lease or other agreement to which the Seller or the Company is a party, any consent, approval or authorization,

          (d) violate any judicial or arbitral decision, or any legal regulatory or contractual provision applicable to the Seller or the Company, or

          (e) result in a material violation or material breach of any agreement or result in the termination, modification, cancellation, loss of a material benefit, or result in the creation or imposition of any lien upon any of the respective properties or assets of the Seller or the Company.

          2.6. FINANCIAL STATEMENTS. The balance sheet of the Company as at December 31, 1996, and the interim unaudited balance sheet prepared by the Company as of May 31, 1997 which have been delivered to Buyer and attached as Schedule 1 (together, the "Financial Statements") are complete, sincere and true and prepared in accordance with generally applicable accounting principles in France and accurately reflect the asset and liability situation of the Company at each of the dates and for each period indicated.

          2.7. INTERIM CHANGE. Since January 1st, 1997, the Company has not engaged in any business or transaction other than in the ordinary course of business. In particular (but without this list being exclusive):

          (a) the Company has not suffered any change, nor has there arisen any event, having or which could reasonably be expected to have a Material Adverse Effect;

          (b) the Company has not forgiven or canceled any debts or claims or waived, released or relinquished any contract right or any other rights of its business;

          (c) the Company has not consented to, or has not had imposed on it, any liens;

          (d) the Company has not suffered any damage, destruction or loss of property, whether or not covered by insurance, which could reasonably be expected to have a Material Adverse Effect;

          (e) the Company has not accelerated the collection of, granted any discounts with respect to or sold or assigned to third parties any accounts receivable or delayed the payment of any payables or, other than in the ordinary course of business and consistent with past practice, had any reason to write off as uncollectable any accounts receivable or any portion thereof;

          (f) the Company has not assumed any loan, directly or indirectly, or incurred or guaranteed any obligation with regards to a loan, or made any loans, advances or capital contributions to, or investment in, any other individual, corporation, partnership, joint venture, association, organization or other entity (a "Person"),

          (g) pledged or subjected to any lien, sold, assigned or transferred any asset except for sales of inventory in the ordinary course of business and consistent with past practice;

          (h) the Company has not increased in any manner the wages, salaries, bonuses, pension plans, retirement allocations or other allocations of any officer, employee or other person,

          (i) the Company has not entered into any additional pension, profit-sharing, bonus, severance pay, or other plan, agreement or arrangement relating to retirement of other benefits,

          (j) the Company has not entered into any employment or consulting agreement with any person,

          (k) the Company has not amended any plan, agreement or arrangement in effect as of the date hereof;

          (l) with the exception of the economic dismissal of seven employees which procedure of termination is currently underway and which names are listed in

Schedule 3 the Company has not been the target of any work stoppage or other labor difficulty;

          (m) the Company has not made any investment in any business, company, partnership, association or other entity.

          (n) with the exception of the sub-contracting agreement for the Company's line of products between Esselec and the Company, the Company has not entered into any agreement, contract or commitment, with respect to the manufacture of any product of the Company or any update or derivative thereof (collectively, the "Products");

          (o) the Company has not declared, paid or set aside for payment any dividend or other distribution;

          (p) the Company has not made any change in its accounting principles or methods, except as may have been required by a change in generally accepted accounting principles in France;

          2.8. NO UNDISCLOSED LIABILITIES. Except as and to the extent of the amounts specifically reflected or reserved against in the Financial Statements, and obligations under agreements, commitments or contracts entered into, in the ordinary course of business, the Company has not incurred any liabilities or obligations of any nature (whether or not accrued). As of the Closing date, and save for the shareholder's advance ("compte courant") in the amount of FF. 635,200 owed by the Company to Essonne Electronique, there exists no shareholder advances owed by the Company.

          2.9. LITIGATION. There is no claim, action, suit, inquiry or investigation by or before any judicial entity pending or, to the knowledge of the Seller, threatened against or involving the Company or affecting any of its assets. There is no basis known to the Seller for any such claim, action, suit, inquiry, or investigation.

          2.10. NO VIOLATION.

          (a) The Seller and the Company have always been in full compliance with the by-laws of the Company.

          (b) The Seller and the Company have always been in full compliance with (i) all legal regulations applicable to the Company and
(ii) all judicial decisions related thereto,

          (c) The Seller and the Company have not breached any obligations with regard to any contract or agreement irrespective of its purpose.

          (d) The Company has all authorizations (from Governmental Entity or other authority) necessary to : (i) enable it conduct its business as currently conducted and, if necessary (ii) to enter into all transactions contemplated by this Agreement.

          2.11. TITLE TO ASSETS. With the exception of a real property located 14, rue des Tro*nes - 41260 La Chauss*e Saint Victor, duly owned and paid by the Company, the Company does not own any real property assets. With the exception of the liens listed in the Certificate of recordation of liens delivered by the Commercial Court of Bobigny, attached as Schedule 4, the Company has good and marketable title, free and clear of all liens, of all assets, rights, trademarks, trade names, licenses and properties, which are used in the conduct of the business conducted by the Company (the "Assets"). The Company has valid and enforceable leases or licenses, as the case may be, with respect to the Assets consisting of property that is leased or licensed to the Company, under which there does not exist any default, on the part of the Company. Since inception, the Company has validly entered into and, as the case may be, has validily and legally terminated any lease agreement used for carrying on its business activites.

          2.12. INTELLECTUAL PROPERTY.

          (a) A true and complete list, of all the Company's industrial and intellectual property rights (collectively, "Intellectual Property") owned by, or licensed to the Company is contained in Schedule 5. The Intellectual Property described in Schedule 5 constitutes all Intellectual Property necessary to operate the Company's business. The Intellectual Property is duly and validly registered under the Company's name and all fees for recordation or renewal have been timely paid by the Company.

          (b) The Company does not own any patent nor has it filed an application for any patent.

          (c) The Company has the sole and exclusive right to use, sell, license, dispose of or bring actions for the infringement of its rights to the Intellectual Property as utilized in its business; there are no royalties, honoraria, fees or other payments payable by the Company to any Person by reason of ownership, use, licensure, sale or disposition of any Intellectual Property.

          (d) There are no license agreements, commitments or guaranteed royalty or fee payments with respect to Intellectual Property. The Closing of the transaction contemplated hereby will not in any way impair the right of the Company to use, sell, license or dispose of, or any portion thereof, or to bring any action for the infringement of any of such rights to the Intellectual Property.

          (e) None of the former or present employees or officers of the Company hold any right, title or interest, directly or indirectly, in whole or in part, in or to any Intellectual Property which the Company currently owns or which is necessary for the business of the Company; no former or present employees, officers or directors of the Company or any other third party has asserted any moral rights claim with respect to the Intellectual Property.

          (f) There is no pending or threatened claim or litigation challenging or questioning the validity, ownership or right to use, sell, license or dispose of any Intellectual Property nor, to the knowledge of the Seller, is there a valid basis for any such claim, nor has the Company received any notice asserting that the proposed use, sale, license or disposition by the Company of any Intellectual Property conflicts or will conflict with the rights of any other party, nor is there, to the knowledge of the Seller, a valid basis for any such claim or assertion.

          (g) There are no allegations by any third party that the Company has infringed any copyright, patent, trademark or trade name or misappropriated or misused any invention, trade secret or other proprietary information entitled to legal protection, and the Company has not asserted any claim of infringement, misappropriation or misuse in the last three years.

          2.13. CONTRACTS AND COMMITMENTS.

          (a) All commercial contracts and agreements intered into by the Company (whether written or oral), have been entered into under normal and ordinary business conditions. There exists no fixed term commercial contract entered into for a duration superior to one year. Save for a debt collection agreement entered into by the Company with CAREDIF, any commercial contract entered into by the Company is terminable by the Company without penalty upon notice of thirty (30) days or less.

          (b) The Company has duly and timely satified all the conditions provided in the agreement entered into with Ma"tre Jeanne on June 1st, 1995 for the acquisition of the "fonds de Commerce" of SOCI<florin>T<florin> D'ETUDES ET DE REALISATIONS INDUSTRIELLES ELECTRIQUES - SERIEE.

          (c) The Company has not entered into any credit agreement, loan agreement with any financial institution or third party.

          (d) The Company has not received any financial benefit, investment or subsidy granted by any public agency;

          (e) The Company does not have outstanding contracts with respect to the employment of any officer, individual, employee, agent, consultant, adviser, salesperson, representative or other person on a full-time, part-time, contract or consulting basis which differs in any material respect from the requirements of applicable law including provisions with respect to termination indemnification.

          (f) Except as required by law, the Company does not have any pension, profit-sharing, bonus, severance pay, retirement, hospitalization, insurance, stock purchase, stock option or other benefit with or for the benefit of any Person (a "Benefit Plan").

          (g) The Company does not have any employee on a fixed-term employment agreement.

          (h) Save for two loans made to Mr. Roger and Mrs. Dechamp (in the respective amount of FF. 38,000 and FF. 18,000), the Company does not have any outstanding loan to the Seller or employee.

          (i) The Company has not guaranteed any obligations of the Seller or any other person. The Seller has not guaranteed any obligations of the Company which would still be in effect after the Closing Date.

          (j) There are no shareholders agreements, voting agreement, pledge agreement, or sale-purchase agreements relating to the Shares.

          (k) The Company does not have any contract which is material to its business, operations or prospects or any other contract, instrument, commitment, plan or arrangement which has not been made in the ordinary course of business.

          (l) Each Material Contract: (i) is valid and binding on the other party or parties thereto and is in full force and effect and (ii) after the Closing of the transaction contemplated by this Agreement, shall continue in full force and effect without penalty or other adverse consequence arising solely from the consummation of the transactions contemplated by this Agreement. Neither the Company nor, to the best knowledge of the Seller, any other party to any Material Contract is in breach of, or default under, any Material Contract.

          2.14. CUSTOMERS AND SUPPLIERS. There has not been any adverse change in the business relationship of the Company with any customer or supplier since December 31, 1996.

          2.15. INSURANCE. The Company has valid insurance policies which adequately cover all the risks against which it is normal to insure considering the activities of the Company. There has not been any failure to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by the policy . There are no outstanding past due premiums or claims, and there are no provisions for retroactive or retrospective premium adjustments. No notice of cancellation or non-renewal with respect to, or disallowance of any claim under, any such policy has been received by the Company. Execution of this Agreement shall not entitle any of the insurers covered by this Section
2.16 to modify the terms of the insurance policies taken out by or on behalf of the Company, these policies shall remain in full force and effect after the Closing.

         2.16. ENVIRONMENTAL MATTERS. The Company is not in breach of any environmental regulations.

          2.17. TAXES - SOCIAL SECURITY CONTRIBUTIONS.

          (a) All tax and social security returns, declarations, reports, estimates, information returns, and statements (collectively, "Tax and Social Security Returns") required to be filed by THE COMPANY on or before the date hereof for all periods ending on or before the Closing date have been timely filed, and all such Tax and Social Security Returns are true, correct and complete.

          (b) THE COMPANY has timely paid (or accrued in its accounts) all taxes and social security contributions due or claimed to be due by it by any taxing or social security authority in respect to periods (or any portion thereof) ending on or before the Closing date, and no failure in this regard may be attributed to it.

          (c) No audit or other proceeding by any national, local court, governmental, regulatory, parafiscal, administrative or similar authority are presently pending with respect to any taxes or social security contributions of THE COMPANY.

          (d) The Company is not a party to, or is bound by or has any obligation under, any tax-consolidation agreement or similar contract or arrangement.

          2.18. TRANSACTIONS WITH AFFILIATES. The Seller does not have, directly or indirectly, (i)<E^>an interest in any entity which furnished or sold, or which furnishes or sells, services or products which the Company furnishes or sells, or proposes to furnish or sell, or (ii)<E^>any interest in any Person which purchases from or sells or furnishes to the Company any goods or services.

          2.19 ACCOUNTS RECEIVABLE. All receivables of the Company arose in the ordinary course of business and the aggregate amounts thereof, are collectible (except to the extent reserved against as reflected in the Financial Statements) and are carried at values determined in accordance with French generally accepted accounting principles. None of the receivables is subject to any claim of offset, setoff or counterclaim and there are no facts or circumstances that would give rise to any such claim. No person has any lien, charge, pledge, security interest or other encumbrance on any of such receivables and no agreement for deduction or discount has been made with respect to any of such receivables.

          2.20 MINUTE BOOKS. The minute books of the Company made available to counsel for Buyer contain all minutes since the Company's incorporation as normally kept in conformance with French law.

          2.21 ENTIRETY OF REPRESENTATIONS. The statements related to the above representations and warranties are complete and do not contain any false representations nor omit any facts that are essential for the purposes hereof.

                            ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES
                            OF BUYER

          Buyer hereby jointly and severally represent and warrant to Seller as follows:

          3.1. CORPORATE ORGANIZATION. Buyer is duly organized, validly existing and in good standing under the laws of the State of New York.

          3.2. AUTHORIZATION. Buyer has the requisite corporate power and authority to enter into this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto (the "Additional Buyer's Documents") and to carry out the transactions contemplated hereby and thereby. When fully executed and delivered, this Agreement and each of the Additional Buyer's Documents will constitute the valid and binding agreements of Buyer, enforceable against it in accordance with their respective terms.

          3.3. CONSENTS AND APPROVALS; NON-CONTRAVENTION. Neither the execution, delivery or performance of this Agreement or any of the Additional Buyer's Documents by Buyer nor consummation of the transactions contemplated hereby or thereby will (a) violate any provision of the articles of incorporation of the Buyer, (b) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its properties or assets.


                           ARTICLE 4
                     ADDITIONAL AGREEMENTS

          4.1. CONSENTS AND APPROVALS. The parties shall, and Seller shall cause the Company to, take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed with respect to the transactions contemplated hereby (which actions shall include, without limitation, furnishing all information required in connection with approvals of or filings with any Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed on any of them in connection with the transactions contemplated hereby.

          4.2. FURTHER ASSURANCES. From time to time after the Closing, the Seller will use all reasonable efforts to obtain any licenses, permits, waivers, consents, authorizations, qualifications and orders of Governmental Entities or other Persons or entities as Buyer shall reasonably request as necessary to enable the Company to continue to enjoy after the Closing the rights and benefits presently enjoyed by the Seller in the operation of the business conducted by the Company.

          4.3. COMPETITION. The Seller, from the present date until the end of a three year period, shall not, in the European Union, the United States of America and Canada, directly or indirectly, own any capital stock or other equity securities of, have any direct or indirect (unless the participation is less than 1% of the capital of a publicly traded company) equity or ownership interest in, or serve as a director, officer, employee, consultant or agent of any individual, partnership, corporation, trust or unincorporated association which competes with, or conducts a similar business as that of the Company or the Buyer.

          4.4. REIMBURSEMENT OF ESSONNE ELECTRONIQUE FORMER SHAREHOLDER'S ACCOUNT ("COMPTE COURANT").

          The Company will reimburse the amount it owes to Essonne Electronique as recorded in the shareholder's account ("compte courant"), which is of a total amount of FF 635,200, according to the following payment schedule: FF 200,000 within three working days after Closing, and the balance sixty days from Closing Date. As stated in Article 1.5, the first payment installment of FF. 200,000 shall be tendered by the Buyer.

          4.5.  PAYMENT OF ESSELEC'S PAST DUE INVOICES AS OF THE CLOSING
DATE

          The Company will remit to Esselec, within five business days from Closing Date a note ("traite") in the amount of FF 1,012,520.78 (VAT included), payable thirty days from issuance, to pay for the Esselec subcontracting invoices due and payable before Closing Date (invoices issued by Esselec in March and April 1997 in the amount of FF. 1,012,520.78 VAT included). All other invoices of Esselec shall be paid according to regular payment terms. The Company shall pay in due course the invoices due for July 10,1997, in the amount of FF. 801,784.66 (VAT included).


                                 ARTICLE 5
                         SURVIVAL AND INDEMNIFICATION

          5.1. SURVIVAL. All representations and warranties contained in this Agreement shall survive for three (3) years after the Closing with the exception of the representations and warranties of Section 2.18 (fiscal and labor questions) which will survive for the applicable statutes of limitations. All representations and warranties shall further survive beyond such three-year period (or period of the applicable statutes of limitation) for so long as any claim made during such three-year period (or period of the applicable statutes of limitation) under this Article 5 are not definitively settled. In addition, it is specified that the periods thus defined apply to the notification of the event giving rise to indemnification and not to its judicial or amicable settlement.

          5.2. INDEMNIFICATION. The Seller agrees to indemnify and hold harmless the Buyer and/or the Company for the period noted in Article 5.1 commencing on the date hereof (and for any further period during which a claim for indemnification is

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
pending hereunder) against and in respect of any Damages (as hereinafter defined in Section 5.7) of which the cause predates the Closing date and incurred as a result of any breach by the Seller of this Agreement, including the representations, warranties and covenants contained herein or in any agreement, document or other instrument delivered pursuant hereto or in connection herewith. No investigation made by or for the Buyer shall affect any representation or warranty of the Seller contained in this Agreement or the indemnification obligation of the Seller set forth herein.

          5.3. THRESHOLD. As concerns all damages, the Seller will not be held liable under this Article 5 for the indemnification of the Buyer, unless the total Damages exceed the sum of fifty thousand (50,000) French francs, in which case the Seller will be liable for any sums of Damages exceeding FF. 50,000.

          To determine whether this threshold is met, all sums for which the Seller is liable pursuant to the provisions of this Agreement shall be aggregated irrespective of when such sums are claimed from the Seller.

          The threshold of FF. 50,000 shall be applied only to the first claim of Damages made by the Buyer. Should a second or subsequent claims be made by the Buyer, the Seller shall be liable for the payment of all Damages as of the first French franc.

          5.4. PROCEDURE FOR INDEMNIFICATION.

          (a) The Buyer shall give prompt written notice (within 30 days) to the Seller of any claim or event known to it which does or may give rise to a claim for indemnification hereunder by the Buyer against the Seller; provided that the failure of the Buyer to give notice as provided in this Agreement shall not relieve the Seller of his obligations under this
Article 5 to the extent that such failure has not prejudiced the Seller.

          (b) In the case of any claim for indemnification hereunder arising out of a claim, action, suit or proceeding brought by any Person who is not a party to this Agreement (a "Third Party Claim"), the Buyer shall also give the Seller copies of any written claims, process or legal pleadings with respect to such Third Party Claim promptly after such documents are received by the Buyer, it being understood that any delay in remitting such documentation by the Buyer shall not relieve the Seller of his obligations under this Article 5 except to the extent that such failure has prejudiced the Seller.

          (c) The Seller may elect to compromise or defend the Company or the Buyer, at his own expense and by his own counsel, any Third Party Claim. If the Seller elects to compromise or defend a Third Party Claim, it shall, within 30 days (or sooner, if the nature of such Third Party Claim so requires), notify the Buyer of its intent to do so, and the Buyer shall reasonably cooperate in the compromise of, or defense against, such Third Party Claim. If the Seller elects not to compromise or defend against a Third

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
Party Claim, or fails to notify the Buyer of its election as provided in this Section 5.3, the Buyer may pay, compromise or defend such Third Party Claim at the expense of the Seller.

          (d) If there is a reasonable likelihood that a Third Party Claim may adversely affect the Buyer, other than as a result of money damages or other money payments for which the Buyer is entitled to indemnification hereunder, the Buyer will have the right, after consultation with the Seller, to have sole control of the defense and settlement of such Third Party Claim notwithstanding the provisions of Section 5.5.

          5.6. PAYMENT OF AMOUNTS DUE. In case of a claim by the Buyer under the provisions of this Article 5, the Seller shall pay the amounts claimed as soon as there is an agreement between them with respect thereto. The payment shall be settled by the Seller in French francs. However, should the Seller still own DSI Stock, on the date of settlement, the Buyer shall have the option to accept DSI Stock, corresponding to the amount due by the Seller, as valid payment, using the currency exchange rate published in The Wall Street Journal on the day before payment.

          5.7. DEFINITION OF DAMAGES. For purposes of this Article 5, "Damages" shall mean any loss, liability, damage, deficiency, cost and expense including, in particular, reasonable attorneys' fees and expenses incurred or actually disbursed in connection with any claim, suit or proceeding brought against the Company and that had its origin prior to the Closing.

          However, Damages shall not include fees and expenses of attorneys incurred or actually disbursed in the case of a claim not involving a Third Party Claim except to the extent awarded or imposed by a judicial or arbitral decision, which Buyer reserves the right to request.

          Any amounts that may be due to the Buyer will be calculated after having taken into account any tax savings benefiting the Company.


                             ARTICLE 6
                         GENERAL PROVISIONS

          6.1. AMENDMENT AND WAIVER. No amendment of any provision of this Agreement shall in any event be effective, unless the same shall be in writing and signed by the parties hereto. Any failure of any party to comply with any obligation, agreement or condition hereunder may only be waived in writing by the other parties. No failure by any party to take any action against any breach of this Agreement or default by the other parties shall constitute a waiver of such party's right to enforce any provision hereof or to take any such action.

          6.2. DISPUTE RESOLUTION. Any dispute, controversy or claim arising out of this Agreement or the breach thereof shall be resolved by arbitration pursuant to the rules of the International Chamber of Commerce, before a panel of three arbitrators, one of whom shall be selected by the Buyer, one of whom shall be selected by the Seller and the third arbitrator shall be selected by the other two arbitrators. The arbitration take place in Paris and shall be conducted in the English language.

          6.3. BROKER'S AND FINDER'S FEES. The Seller hereby represent and warrant to Buyer with respect to the Seller, and Buyer hereby represents and warrants to Seller, that no Person or entity is entitled to receive any investment banking, brokerage or finder's fee or fees for financial consulting or advisory services in connection with this Agreement or the transactions contemplated hereby.

          6.4 LEGAL FEES. Each party will bear its own legal fees and expenses.

          6.5. NOTICES. All notices, requests and other communications hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          - TO THE BUYER AT:

          130, Perinton Parkway,
          Fairport, N.Y 14450, USA
          Facsimile: 00/1 716 421 42 88
          Attention: Lawrence R.Tracy
                      David Lederer

          - TO THE SELLER AT:

          Zone Industrielle Ferrieres
          45210 Ferrieres
          Facsimile: 02 38 89 84 30
          Attention: Claude Dauphin

          6.6. ENTIRE AGREEMENT; BINDING EFFECT. This Agreement and the documents referred to herein (a) constitute the entire agreement and supersede all other agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) shall not be assigned by either party (by operation of law or otherwise) without the prior written consent of the other party, except that Buyer may assign, in its sole discretion, any of its rights, interests and obligations hereunder to any related company.

          6.7. APPLICABLE LAW. This Agreement shall be governed by and be construed in accordance with French law.

          6.8. SEVERABILITY. In case any term, provision, covenant or restriction of this Agreement is held to be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining terms, provisions, covenants or restrictions, or of such term, provision, covenant or restriction in any other jurisdiction, shall not in any way be affected or impaired thereby.

          IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first written above.



ESSONNE ELECTRONIQUE                     DETECTION SYSTEMS INC.


By:  /s/ Claude Dauphin                  By:   /s/ Lawrence R. Tracy
Name: Claude Dauphin                     Name: Lawrence R. Tracy
Title: President Directeur General       Title: Officer







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